Exhibit 10.57

Quintiles Transnational Holdings Inc.

Annual Management Incentive Plan

1.	Purpose of the Plan

The purpose of the Plan is to enable the Company and its Affiliates to attract, retain, motivate and reward executive officers and members of senior management by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance. The Plan is intended to be exempt from Section 162(m) of the Code (as hereinafter defined) until the first shareholder meeting occurring after the close of the third calendar year following the calendar year in which the Company becomes publicly held.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Administrator” shall mean the Compensation and Nominations Committee of the Board or a subcommittee thereof or any successor thereto, or any other committee designated by the Board to act as the Administrator under the Plan.

(b)	“Affiliate” shall mean, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	“Award” shall mean, with respect to each Participant, the award determined pursuant to Section 4 below for a Performance Period.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Business Performance Factor” shall mean that factor attributable to the Company’s achievement of one or more Performance Goals, which may be used to calculate a Participant’s Award.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)	“Company” shall mean Quintiles Holdings Transnational Inc.

(h)	“Individual Performance Factor” shall mean that factor attributable to a Participant’s individual achievement of one or more Performance Goals, which may be used to calculate a Participant’s Award.

(i)	“Participant” shall mean each executive officer of the Company and any other member of senior management of the Company or an Affiliate whom the Administrator designates as a participant under the Plan.

(j)	“Payout Formula” shall mean, as to any Performance Period, the formula or payout matrix established by the Administrator pursuant to Section 4 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant, and may include a Business Performance Factor and an Individual Performance Factor.

(k)	“Performance Goals” shall mean performance goals based on criteria as determined by the Administrator in the Administrator’s sole discretion. To the extent attributable to individual achievement, such criteria may vary from Performance Period to Performance Period and from one Participant to another and may be given different weightings, but they will generally relate to operational improvements that are within the individual Participant’s area of responsibility, the Company’s strategic goals and enhancement of the Participant’s leadership and management skills. These objectives will typically be qualitative objectives, and the Administrator shall apply its business judgment in assessing the extent to which the individual Participants met their objectives. To the extent attributable to Company achievement, such criteria may include one or more of the following as the Administrator shall determine:

(1)	Net earnings or net income (before or after taxes);

(2)	Earnings per share;

(3)	Net new business;

(4)	Net sales or revenue growth;

(5)	Net operating profit (including, but not limited to, operating income and operating surplus);

(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment);

(8)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(9)	Gross, contribution, or operating margins;

(10)	Share price (including, but not limited to, growth measures and total shareholder return);

(11)	Expense targets;

(12)	Operating efficiency (including, but not limited to, productivity measurements);

(13)	Market share;

(14)	Working capital targets and change in working capital;

(15)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital) ; and

(16)	Segment income from operations and income from operations.

The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Administrator shall determine. The foregoing criteria may also vary from Performance Period to Performance Period and from Participant to Participant and have different weightings. The Administrator shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting procedures. These adjustments may also include the following: restructuring costs, impairment charges, transaction expenses, share based compensation and cash bonus expenses, operating income and transaction costs associated with acquisitions, and the impact of foreign currency fluctuations.

(l)	“Performance Period” shall mean each fiscal year of the Company or shorter period if determined by the Administrator; the initial Performance Period shall be fiscal year 2013.

(m)	“Person” shall mean a “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

(n)	“Plan” shall mean the Quintiles Transnational Corp. Annual Management Incentive Plan as set forth herein and as may be amended from time to time.

(o)	“Subsidiary” shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(p)	“Target Award” shall mean, with respect to any Participant, their target annual bonus opportunity with respect to a Performance Period expressed as a percentage of their base salary or a specific dollar amount or as determined by the Administrator in accordance with Section 4(b).

3.	Administration

The Plan shall be administered and interpreted by the Administrator. The Administrator shall have such powers as may be necessary to discharge its duties hereunder, including but not limited to the discretionary authority (i) to establish Performance Goals, Payout Formulae and Target Awards for any Performance Period and certify whether and to what extent such Performance Goals have been satisfied in accordance with Section 4, (ii) to determine eligibility and the amount, manner and time of payment of any Awards hereunder and (iii) to construe and interpret the terms of the Plan. Any determination made by the Administrator under the Plan shall be final and conclusive. The Administrator may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or an Affiliate) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Administrator shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.	Bonuses

(a) Performance Goals and Payout Formula. In the beginning of each Performance Period (and generally within the first 90 days of each fiscal year, or the first 25 percent of the Performance Period if the Performance Period is shorter than a year), the Administrator shall establish the Performance Goals and Payout Formula with respect to the applicable Performance Period. The Performance Goals and Payout Formula established by the Administrator and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated.)

(b) Target Awards. In the beginning of each Performance Period (and generally within the first 90 days of each fiscal year, or the first 25 percent of the Performance Period if the Performance Period is shorter than a year), the Administrator shall establish the Target Award for each Participant with respect to the applicable Performance Period.

(c) Maximum Amount Payable. As soon as practicable after a Performance Period ends, the Administrator shall determine (i) whether and to what extent any of the Performance Goals established for the relevant Performance Period under Section 4(a) have been satisfied, and (ii) for each eligible Participant, the actual Award to which such Participant shall be entitled, taking into consideration the extent to which the Performance Goals have been met and such other factors as the Administrator may deem appropriate. Any provision of this Plan notwithstanding, in no event shall any Participant receive an Award under this Plan in respect of any fiscal year of the Company in excess of six million dollars ($6,000,000).

(d) Negative Discretion/Waiver. Notwithstanding anything else contained in Section 4 to the contrary, the Administrator shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Administrator, in its discretion, shall deem appropriate, (ii) to establish rules or procedures in the beginning of each Performance Period (and generally within the first 90 days of each fiscal year) that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c), and (iii) to waive any applicable Performance Goals for any Participant or group of Participants under the Plan and pay the amount that would otherwise have become payable had the applicable Performance Goals been achieved, in whole or in part.

(e) Termination of Employment. Unless otherwise determined by the Administrator or as specified in the Participant’s employment agreement with the Company or any of its Affiliates, a Participant shall not be entitled to the payment of any bonuses hereunder with respect to a Performance Period in the event of the termination of the Participant’s employment with the Company and its Affiliates for any reason prior to the date Awards are to be paid.

5.	Payment

(a) In General. Except as otherwise provided hereunder, payment of any Award determined under Section 4 shall be made to each Participant as soon as practicable after the

Administrator certifies that one or more of the applicable Performance Goals have been attained or, in the case of any bonus payable under the provisions of Section 4(d), after the Administrator determines the amount of any such bonus; but in any event, no later than two and one-half months (2  1/2 months) following the end of the Performance Period to which such bonus relates. Awards under the Plan are intended to qualify for exemption from, or to comply with the requirements of, Section 409A, and the Plan will be interpreted in a manner consistent with such intent.

(b) Form of Payment. All bonuses hereunder shall be paid in cash or such other form (including shares of the Company’s common stock or stock units) as the Administrator may determine in its discretion. To the extent the bonuses hereunder are paid in shares of the Company’s common stock or stock units, such shares or units will be issued pursuant to the Company’s 2013 Stock Incentive Plan or other appropriate equity compensation plan in effect at such time and be subject to the terms and conditions thereof.

(c) Recoupment. A Participant will be obligated to return to the Company payments received with respect to Awards in the event of an overpayment to the Participant of incentive compensation due to inaccurate financial data, in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 5(c) at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law.

6.	General Provisions

(a) Effectiveness of the Plan. The Plan shall be effective as of January 1, 2013 (the “Effective Date”). The Plan shall expire on the tenth anniversary of the Effective Date.

(b) Amendment and Termination. The Board or the Administrator may at any time amend, suspend, discontinue or terminate the Plan.

(c) No Right to Continued Employment or Awards. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Affiliates. There is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(d) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the

Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(f) Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(g) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(h) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts of laws.

(i) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.